CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our report dated April 13, 2000, accompanying the consolidated financial statements included in the Annual Report of MW Medical, Inc on Form 10-K for the year ended December 31, 1999. We hereby consent to the incorporation by reference of said report in the Registration Statement of MW Medical, Inc. on Form S-8 (File No. 333-92701, effective December 14, 1999).


/s/ Grant Thornton LLP

Los Angeles, California
May 15, 2000